                                                                    Exhibit 99.1


Investor Relations Contact:
Michelle Weaver
650-874-7780

                   Gap Inc. Announces Pricing of $1.2 Billion
                        Convertible Note Private Offering

SAN FRANCISCO - February 27, 2002 -- Gap Inc. (NYSE: GPS) announced today that it is has agreed to sell $1.2 billion aggregate principal amount of 5.75% convertible notes due March 15, 2009. The company also granted the initial purchasers a 30-day option to acquire up to an additional $180 million aggregate principal amount of convertible notes. The notes will be convertible at the option of the holders into shares of Gap Inc. common stock at a conversion price of $16.12 (which represents a conversion premium of 30% over today's closing price). The net proceeds from the note offering will be used for general corporate purposes. The offering is expected to close on March 5, 2002.

The notes have been privately offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons under Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.


Forward-Looking Statements
The matters set forth in this press release, including statements concerning the company's plans for an offering of notes, are forward-looking statements, which reflect Gap Inc.'s current view of future events. Whenever used, the words "expect" or "will" and similar expressions identify forward-looking statements. Any forward-looking statements are subject to risk and uncertainty, including market conditions for the notes. For more detail on other risks, please refer to the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission.